EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 28, 2016, relating to the statements of net assets available for benefits of PICO Holdings, Inc. Employees 401(k) Retirement Plan and Trust as of December 31, 2015 and 2014, the related statement of changes in net assets available for benefits for the year ended December 31, 2015, and the related supplemental schedules as of December 31, 2015 and for the year then ended, which report appears in the December 31, 2015 annual report on Form 11-K of PICO Holdings, Inc. Employees 401(k) Retirement Plan and Trust.

/s/ Mayer Hoffman McCann

San Diego, CA
May 31, 2017